Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 87 to the Registration Statement No. 811-02546 on Form N-1A of Fidelity Commonwealth Trust, of our reports each dated June 9, 2005 appearing in the Annual Reports to Shareholders of Fidelity Large Cap Stock Fund, Fidelity Mid-Cap Stock Fund, Fidelity Small Cap Retirement Fund, and Fidelity Small Cap Stock Fund, of our report dated June 10, 2005 appearing in the Annual Report to Shareholders of Spartan 500 Index Fund, and of our report dated June 20, 2005 appearing in the Annual Report to Shareholders of Fidelity Intermediate Bond Fund for the year ended April 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
June 28, 2005